Filed Pursuant to Rule 433

Registration No. 333-202524

FREE WRITING PROSPECTUS

February 1, 2016

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Autocallable Contingent Income

Barrier Notes

▶	Autocallable Contingent Income Barrier Notes linked to the S&P MidCap 400® Index
▶	Maturity of 4 years if not called prior to maturity
▶	Semi-annual contingent coupon payments at a rate of at least 4% of the principal amount (equivalent to at least 8% per annum) (to be determined on the Pricing Date) payable if the closing level of the reference asset on the applicable coupon observation date is greater than or equal to 75% of its initial level
▶	Automatically callable semi-annually at the principal amount plus the applicable contingent coupon if the closing level of the reference asset on any coupon observation date is at or above its initial level
▶	If the Notes are not called and the reference asset does not decline by more than 25%, you will receive the principal amount plus the final contingent coupon
▶	If the Notes are not called and the reference asset declines by more than 25%, you will be subject to full exposure to declines in the reference asset and you will lose all or a portion of your principal amount
▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $955 and $995 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or any of our affiliates will not pay any underwriting discounts in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Autocallable Contingent Income Barrier Notes

Linked to the S&P MidCap 400® Index

Indicative Terms*

Principal Amount	$1,000 per Note
Term	4 years if not called prior to maturity
Reference Asset	The S&P MidCap 400® Index (Bloomberg symbol: MID)
Call Feature	The Notes will be automatically called if the Official Closing Level of the Reference Asset is at or above the Initial Level on any semi-annual Coupon Observation Date.† In such a case, you will receive a cash payment, per $1,000 in Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date.**
Contingent Coupon Rate	At least 8% per annum (payable semi-annually) (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Level of the Reference Asset is greater than or equal to the Coupon Trigger on any Coupon Observation Date: we will pay you the Contingent Coupon on the relevant Coupon Payment Date.

If the Official Closing Level of the Reference Asset is less than the Coupon Trigger on any Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	75% of the Initial Level
Barrier Level	75% of the Initial Level.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 in Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Final Return is greater than or equal to -25%:

$1,000 + final Contingent Coupon

■  If the Final Return is less than -25%:

$1,000 + ($1,000 x Final Return)
If the Final Level of the Reference Asset is less than the Barrier Level, you will lose at least 25% of the Principal Amount and your Payment at Maturity could be zero.

Final Return	Final Level – Initial Level Initial Level
Trade Date	February 5, 2016
Pricing Date	February 5, 2016
Original Issue Date	February 10, 2016
Final Valuation Date†	February 5, 2020
Maturity Date†	February 10, 2020
CUSIP / ISIN	40433UHP4 / US40433UHP49

* As more fully described beginning on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

** See page FWP-4 for Coupon Observation Dates, Call Payment Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the level of the Reference Asset will not decrease significantly over the term of the Notes. So long as the Official Closing Level of the Reference Asset on a Coupon Observation Date is greater than or equal to the Coupon Trigger, you will receive the semi-annual Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Level of the Reference Asset is at or above the Initial Level on any Coupon Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Level of the Reference Asset is greater than or equal to the Barrier Level, you will receive a Payment at Maturity equal to the Principal Amount plus the final Contingent Coupon.

If the Notes are not automatically called and the Final Level of the Reference Asset is less than the Barrier Level, you will lose 1% of your principal for every 1% decline in the level of the Reference Asset. Even with any Contingent Coupons, your return on the Notes may be negative.

The offering period for the Notes is through February 5, 2016

FWP-2

Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, whether the Official Closing Level of the Reference Asset on a Coupon Observation Date is greater than or equal to the Coupon Trigger, and whether the Final Level is greater than or equal to the Barrier Level. If your Notes are not automatically called, you will lose some or all of your Principal Amount at maturity if the Final Level is less than the Barrier Level. Even with any Contingent Coupons, your return on the Notes may be negative.

S&P MidCap 400® Index (“MID”)

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $850 million to $3.8 billion and covers over 7% of the United States equities market. The calculation of the value of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.

The top 5 industry groups by market capitalization as of December 31, 2015 were: Financials, Information Technology, Industrials, Consumer Discretionary and Health Care.

FWP-3

HSBC USA Inc.

Autocallable Contingent Income Barrier Notes

This free writing prospectus relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the S&P MidCap 400® Index. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P MidCap 400® Index (Bloomberg symbol: MID)
Trade Date:	February 5, 2016
Pricing Date:	February 5, 2016
Original Issue Date:	February 10, 2016
Final Valuation Date:	February 5, 2020, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be February 10, 2020. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of the Reference Asset is at or above the Initial Level on any Coupon Observation Date, the Notes will be automatically called, and you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Coupon Observation Dates:	August 5, 2016, February 7, 2017, August 7, 2017, February 7, 2018, August 7, 2018, February 6, 2019, August 7, 2019 and the Final Valuation Date, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Coupon Payment Dates:	August 10, 2016, February 10, 2017, August 10, 2017, February 12, 2018, August 10, 2018, February 11, 2019, August 12, 2019 and the Maturity Date, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Payment Dates:	The Coupon Payment Date immediately following the applicable Coupon Observation Date.
Contingent Coupon Rate:	At least 8% per annum (payable semi-annually) (to be determined on the pricing date)
Contingent Coupon:

If the Official Closing Level of the Reference Asset is greater than or equal to the Coupon Trigger on any Coupon Observation Date, you will receive the Contingent Coupon of at least $40 (to be determined on the Pricing Date) per $1,000 in Principal Amount on the relevant Coupon Payment Date.

If the Official Closing Level of the Reference Asset is less than the Coupon Trigger on any Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Coupon Trigger:	75% of the Initial Level
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 in Principal Amount, we will pay you the Final Settlement Value.

FWP-4

Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 in Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Final Return is greater than or equal to -25%:

$1,000 + final Contingent Coupon.

■  If the Final Return is less than -25%:

$1,000 + ($1,000 x Final Return)

If the Final Level of the Reference Asset is less than the Barrier Level, you will lose at least 25% of the Principal Amount and your Payment at Maturity could be zero.

Barrier Level:	75% of the Initial Level
Final Return:	The quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on the Bloomberg Professional® service page “MID <INDEX>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP / ISIN:	40433UHP4 / US40433UHP49
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

FWP-5

GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment in the Reference Asset or any component security included in the Reference Asset, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-2 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

FWP-6

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Level of the Reference Asset is at or above the Initial Level on any Coupon Observation Date. If the Notes are automatically called, investors will receive on the corresponding Call Payment Date, a cash payment per $1,000 in Principal Amount equal to 100% of the Principal Amount, together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a semi-annual Contingent Coupon payment on a Coupon Payment Date if the Official Closing Level of the Reference Asset on the applicable Coupon Observation Date is greater than or equal to the Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 8% per annum (at least $40 per $1,000 in Principal Amount per semi-annual payment, if payable) (to be determined on the Pricing Date).

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 in Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■  If the Final Return is greater than or equal to -25%:

$1,000 + final Contingent Coupon

■  If the Final Return is less than -25%:

$1,000 + ($1,000 x Final Return)

If the Final Level of the Reference Asset is less than the Barrier Level, you will lose at least 25% of the Principal Amount and your Payment at Maturity could be zero.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference sponsor.

FWP-7

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be at or above the Coupon Trigger on most Coupon Observation Dates, and if not, the Final Level of the Reference Asset will be at or above the Barrier Level.

▶	You seek a semi-annual Contingent Coupon based on the performance of the Reference Asset, that will be paid at the Contingent Coupon Rate if the Official Closing Level of the Reference Asset is greater than or equal to the Coupon Trigger on the applicable Coupon Observation Date.

▶	You are willing to accept that the return on the Notes will be limited to the Contingent Coupons, if any, and do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the potential full downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Final Return is less than -25%.

▶	You are willing to hold the Notes that will be automatically called on any Coupon Observation Date on which the Official Closing Level of the Reference Asset is at or above the Initial Level, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the securities included in the Reference Asset.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be below the Coupon Trigger on most Coupon Observation Dates, and the Final Level of the Reference Asset will be below the Barrier Level.

▶	You believe that the Contingent Coupons, if any, will not provide you with your desired return.

▶	You are unwilling to accept that the return on the Notes will be limited to the Contingent Coupons, if any, or you seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are unwilling to make an investment that is exposed to the potential full downside performance of the Reference Asset on a 1-to-1 basis if the Final Return is less than -25%.

▶	You are unable or unwilling to hold the Notes that will be automatically called on any Coupon Observation Date on which the Official Closing Level of the Reference Asset is at or above the Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the securities included in the Reference Asset.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-8

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-2 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the securities included in the Reference Asset. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General risks related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that if the Notes are not automatically called and the Final Level of the Reference Asset is less than the Barrier Level, you will lose 1% of the Principal Amount for each 1% that the Final Return is less than 0%. In such a case, you will lose at least 25% of your principal and your Payment at Maturity could be zero.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of the Reference Asset on a Coupon Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Level of the Reference Asset is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the notes is limited to the Contingent Coupons, if any, regardless of any appreciation in the level of the Reference Asset.

For each $1,000 in Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Level of the Reference Asset is equal to or greater than the Barrier Level, regardless of any appreciation in the level of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the securities included in the Reference Asset during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive Contingent Coupons could be as little as 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are subject to mid-capitalization risk.

The MID tracks companies that may be considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of mid-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded, making it difficult for the MID to track them. In addition, mid-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often subject to less analyst coverage and may be in early, and less

FWP-9

predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

Changes that affect the Reference Asset may affect the market value of the Notes and the amount you will receive on the Notes.

The policies of the reference sponsor of the Reference Asset concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the market value of the Notes and the return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

FWP-10

The amount payable on the Notes is not linked to the level of the Reference Asset at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Reference Asset on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset is greater than or equal to the Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then decreases on that Coupon Observation Date to a level that is less than the Coupon Trigger, the Contingent Coupon will not be payable for that Coupon Observation Date. Similarly, if the Notes are not called, even if the level of the Reference Asset is greater than or equal to the Barrier Level during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Barrier Level, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual levels of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the levels on the Coupon Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Reference Asset on the applicable Coupon Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to the Initial Level. We cannot predict the Official Closing Level of the Reference Asset on any Coupon Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical Reference Asset performances. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Level:	1,000*

▶	Hypothetical Barrier Level:	750, 75% of the Initial Level

▶	Hypothetical Coupon Trigger:	750, 75% of the Initial Level

▶	Hypothetical Contingent Coupon Rate:	8% per annum (4% for each coupon period in which it is payable). The actual Contingent Coupon Rate will be at least 8% per annum (to be determined on the Pricing Date). If the Official Closing Level of the Reference Asset on every Coupon Observation Date is greater than or equal to the Coupon Trigger, the Contingent Coupons payable over the term of the Notes would total $320 per $1,000 in Principal Amount.

* The hypothetical Initial Level of 1,000 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Level. The actual Initial Level of the Reference Asset will be set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Coupon Observation Date	Notes Are Not Called on Any Coupon Observation Date
	Example 1	Example 2	Example 3
Initial Level	1,000	1,000	1,000
Barrier Level	750	750	750
Coupon Trigger	750	750	750
Official Closing Level / Percentage Change on the First Coupon Observation Date	850/-15%	750/-25%	700/-30%
Official Closing Level / Percentage Change on the Second Coupon Observation Date	1,050/5%	850/-15%	650/-35%
Official Closing Levels / Percentage Changes on the Third Through the Seventh Coupon Observation Date	N/A	Various (all below 750/-25%)	Various (all below 750/-25%)
Official Closing Levels / Percentage Changes on the Final Valuation Date	N/A	800/-20%	600/-40%
Contingent Coupons over the Term of the Notes	2 x $40.00 = $80.00	3 x $40.00 = $120.00	0 x $40.00 = $0.00
Principal Amount Payment if Notes are Called	$1,000	N/A	N/A
Payment at Maturity (Excluding the Final Contingent Coupon if Payable)	N/A	$1,000	$1,000 + ($1,000 x -40%) = $600.00
Return on the Notes	8.00%	12.00%	-40.00%

FWP-12

Example 1—The Official Closing Level of the Reference Asset on the second Coupon Observation Date is greater than or equal to the Initial Level and the Reference Asset closed at or above the Coupon Trigger on the prior Coupon Observation Date.

Because the Official Closing Level of the Reference Asset on the second Coupon Observation Date is at or above the Initial Level, the Notes will be called and you will receive $1,040.00 per Note, reflecting the Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $40.00 received in respect of the prior Coupon Observation Date, we will have paid you a total of $1,080.00 per Note, resulting in an 8.00% return on the Notes.

Example 2— The Notes are not called, the Final Level of the Reference Asset is greater than or equal to the Barrier Level, and the Reference Asset closed at or above the Coupon Trigger on three of the eight Coupon Observation Dates.

Because the Final Level of the Reference Asset is greater than or equal to the Barrier Level, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $40.00 = $1,040.00

When added to the Contingent Coupon payment of $80.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,120.00 per Note, resulting in a 12% return on the Notes.

Example 3— The Notes are not called, the Final Level of the Reference Asset is less than the Barrier Level, and the Reference Asset did not close at or above the Coupon Trigger on any Coupon Observation Date.

Because the Final Level of the Reference Asset is less than the Barrier Level, you will receive $600 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x -40%) = $600.00

Because there was no Contingent Coupon payable in respect of the prior Coupon Observation Dates, we will pay you a total of $600.00, resulting in a -40.00% return on the Notes.

If the Notes are not called and the Final Level of the Reference Asset is less than the Barrier Level, you will be exposed to any decrease in the level of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

FWP-13

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the MID

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $850 million to $3.8 billion and covers over 7% of the United States equities market. The calculation of the value of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.

The top 5 industry groups by market capitalization as of December 31, 2015 were: Financials, Information Technology, Industrials, Consumer Discretionary and Health Care.

For more information about the MID, see “The S&P MidCap 400® Index” beginning on page S-52 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MID

The following graph sets forth the historical performance of the MID based on the daily historical closing levels from January 1, 2008 through January 28, 2016. The closing level for the MID on January 28, 2016 was 1,276.53. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the MID should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MID on any Coupon Observation Date, including the Final Valuation Date.

FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or any of our affiliates will not pay any underwriting discounts in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-15

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss on the receipt of cash upon maturity or an earlier sale or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Additionally, recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-16

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Contingent Income
Barrier Notes Linked to the S&P
MidCap 400® Index

February 1, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Reference Asset	FWP-14
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-16

Equity Index Underlying Supplement
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial AverageSM	S-9
The EURO STOXX 50® Index	S-11
The FTSE® 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ 100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58